Exhibit 4.1

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THIS NOTE IS SUBJECT TO (I) THAT CERTAIN SUBORDINATION AGREEMENT DATED             , 2023, AND AS MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, BY AND AMONG THE MAKER, CERTAIN OTHER LENDERS, AND SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK)) (THE “SVB SUBORDINATION AGREEMENT”) AND (II) THAT CERTAIN SUBORDINATION AGREEMENT DATED             , 2023, AND AS MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, BY AND AMONG THE MAKER, POWERSCOURT INVESTMENTS XXV TRUST, AS ASSIGNEE OF POWERSCOURT INVESTMENTS XXV, LP AS LENDER, HORIZON FUNDING TRUST 2022-1, AS ASSIGNEE OF HORIZON TECHNOLOGY FINANCE CORPORATION (“HORIZON”) AS LENDER, HORIZON FUNDING I, LLC (THE “HORIZON SUBORDINATION AGREEMENT”).

PROMISSORY NOTE

$[ ]	[ ], 2023

For value received, GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (“Maker”), hereby promises to pay to [            ], a [            ] and its successors or assigns as indicated in the Register (as defined below (“Payee”), the aggregate principal sum of [                        ] U.S. dollars ($[                        ]), together with accrued interest, in the manner and at the place hereinafter provided (this “Note”). This Note is issued in relation to a series of “Advance Notes” described in that certain Secured Convertible Note Purchase Agreement attached hereto as Exhibit A (the “Note Purchase Agreement”), dated as of the date hereof by and among SW ParentCo, Inc., a Delaware corporation (“Parent”) and the other parties thereto (this Note together with such other notes issued by the Maker on or about the date hereof, the “Advance Notes”).

1.      Payment of Principal. Subject to Sections 1(d) and 7 of the Note Purchase Agreement, Maker shall pay the principal balance of this Note to Payee on the earlier to occur of (a) written demand of the holders of a majority of the aggregate principal outstanding under the Advance Notes (which date shall be the date specified in such written demand, or if not specified, the date of such written demand) given at any time following termination of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Maker, Parent, and SW MergerCo, Inc., a wholly owned subsidiary of Parent, in accordance with its terms and (b) the date that is twelve (12) months following the date of this Note (the earlier of such dates, the “Maturity Date”).

2.      Interest Rate; Payment of Interest.

(a)    The principal amount outstanding under this Note shall accrue interest at a fixed rate equal to 10% per annum; provided that upon the occurrence of a default under Section 5 below, the principal amount outstanding under this Note shall accrue interest at a fixed rate equal to 15% per annum. Interest shall accrue on the outstanding principal of this Note until all outstanding principal of this Note has been paid in full. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed including the date of this Note and excluding the date of repayment.

(b)     On the Maturity Date, all unpaid principal and accrued and unpaid interest shall be due and payable in U.S. dollars in immediately available funds at such place as Payee shall direct in writing to Maker.

3.      No Prepayment. Maker may not repay, in whole or in part, the outstanding principal balance of this Note without the written consent of the holders of a majority of the aggregate principal outstanding under the Advance Notes (the “Majority Holders”).

4.      Acceleration Upon Sale or Change of Control. Maker immediately shall pay to Payee in U.S. dollars in immediately available funds all outstanding principal of this Note, together with all accrued but unpaid interest thereon, if any person, entity or group of affiliated persons or entities acquires in a single transaction or a series of related transactions (other than as contemplated by the Merger Agreement), either: (a) all or substantially all of the assets of Maker and its subsidiaries determined on a consolidated basis, or (b) all of the issued and outstanding shares of capital stock of Maker.

5.      Defaults. Maker shall be and be deemed to be in default hereunder upon the occurrence of any of the following: (a) Maker fails to pay when due any principal or interest payment required to be made hereunder; (b) an involuntary case against Maker under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the date that is sixty (60) days after its commencement; (c) a court with proper jurisdiction enters a decree or order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law; (d) a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker’s property with respect to the winding up or liquidation of Maker’s affairs; or (e) Maker commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of Maker’s creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for Maker or for any substantial part of Maker’s property, or consents to the entry of an order for relief against Maker in an involuntary case under any applicable bankruptcy or insolvency law.

6.      Consequence of Default. Upon the occurrence of a default under Section 5, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums payable hereunder shall, at the option of Payee, become immediately due and payable, in U.S. dollars in immediately available funds, without any action or election by Payee.

7.      Payments. The accounts or records maintained by Payee shall be prima facie evidence, absent manifest error, of the amount of outstanding principal under this Note and interest and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit the obligation of Maker hereunder to pay any amount owing with respect to this Note. Principal and interest due and payable under this Note shall be paid to Payee in lawful money of the United States of America at such address as may be specified in a written notice to Maker by Payee or if no address is specified, at Payee’s principal place of business. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

8.      Interest Rate. If the interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law.

9.      Waivers by Maker. Maker hereby waives diligence, presentment, protest and demand, and notice of protest, demand and dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of Maker hereunder.

10.      Exercise of Remedies. No delay or omission on the part of Payee in the exercise of any right or remedy under this Note shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Note or precludes other or further exercise thereof or the exercise of any other rights or remedy.

11.      Collection Costs. In the event Maker fails to pay any amounts due hereunder when due, Maker shall pay to Payee, in addition to such amounts due, on demand, all costs and expenses of collection, including reasonable attorneys’ fees.

12.      Governing Law. This Note shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

13.      Assignment; Registered Note.

(a)    This Note shall be binding upon and inure to the benefit of the successors and assigns of Maker and Payee. Maker shall not be entitled to assign any of its rights or obligations hereunder. Payee shall be entitled to assign its rights under this Note, without any consent of Maker, provided that Payee notifies Maker, in writing, of such assignment, provides to Maker the corresponding assignment agreement, and surrenders this Note to Maker for re-issuance to the transferee (who shall be treated as Payee for purposes of this Note). Maker shall maintain at one of its offices a copy of any such assignment agreement delivered to it and a register for the recordation of the names and addresses of each Payee (the “Register”). The entries in the Register shall be conclusive, and Maker shall (absent manifest error) treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Payee hereunder for all purposes of this Note, notwithstanding notice to the contrary.

(b)    This Note is registered as to principal and interest with Maker. Notwithstanding any provision of this Note to the contrary, this Note may be transferred only in accordance with the terms of Section 13(a). The foregoing provisions are intended to cause this Note to be in registered form (within the meaning of Treasury Regulations Section 5f.103-1(c)) and shall be interpreted consistently therewith. If Payee is other than a United States person, Payee agrees to provide Maker with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) establishing Payee’s status as other than a United States person, and if Payee is a United States person, Payee agrees to provide Maker with a properly executed IRS Form W-9.

14.      Subordination. This Note shall be subordinated to Maker’s the obligations under (i) the Venture Loan and Security Agreement, dated December 10, 2021, by and among Maker, Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP and (ii) the Loan and Security Agreement, dated September 22, 2021, by and among each of Maker, GreenLight Biosciences, Inc. a Delaware corporation, and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), as amended by that certain Joinder and First Amendment to Loan and Security Agreement dated as of April 1, 2022, and as may be further amended, modified, supplemented and/or restated from time to time, pursuant to the terms and conditions of the SVB Subordination Agreement and the Horizon Subordination Agreement (the lenders under such agreements, collectively, the “Senior Lenders”). Notwithstanding anything herein to the contrary, Maker shall be permitted to make any payments required by Section 2 hereof except solely to the extent that any cash payment is expressly prohibited by the terms of a subordination agreement entered into by and among, inter alia, Payee, Maker, and the Senior Lenders. In the event of any conflict or inconsistency between the terms hereof and such subordination agreement, this Note shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first set forth above.

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By:
Name:
Title:

ACCEPTED AND AGREED TO:

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By:
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Signature Page to Promissory Note

Exhibit A

Secured Convertible Note Purchase Agreement